SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 10, 2008

LTX-CREDENCE CORPORATION

(Exact name of registrant as specified in charter)

Massachusetts	04-2594045
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1421 California Circle, Milpitas, California	95035
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 635-4300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the follow provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 12, 2008, Lavi A. Lev resigned from the Board of Directors and as Executive Chairman of the Board.

Roger W. Blethen has been appointed Chairman of the Board.

Item 8.01	Other Events.

Submission of Matters to a Vote of Security Holders.

(a) The Company held its Annual Meeting of Stockholders on December 10, 2008;

(b) Stockholders elected Lori Holland, Stephen M. Jennings and Bruce R. Wright as Class I Directors to serve additional terms of three years. The Company’s other directors after the Annual Meeting are Messrs. Roger W. Blethen, Roger J. Maggs and Ping Yang, who serve as Class II Directors, with their terms of office expiring at the 2009 Annual Meeting of Stockholders, and Messrs. Mark S. Ain and David G. Tacelli who serve as Class III Directors, with their terms of office expiring at the 2010 Annual Meeting of Stockholders.

(c) Matters voted upon and the results of the voting were as follows:

i.	Stockholders voted 110,616,638 shares FOR and 4,061,352 shares WITHHELD from the election of Lori Holland as Class I Director.

Stockholders voted 97,720,223 shares FOR and 16,957,767 shares WITHHELD from the election of Stephen M. Jennings as Class I Director.

Stockholders voted 110,605,268 shares FOR and 4,072,722 shares WITHHELD from the election of Bruce R. Wright as Class I Director.

ii.	To approve the Credence Systems Corporation 2005 Stock Plan. Stockholders voted 66,915,291 shares FOR, 14,959,178 shares AGAINST, and 42,240 shares ABSTAINED on this matter.

iii.	To approve an amendment to the Company’s Articles of Organization which will effect a reverse stock split of the Company’s common stock at a ratio of not less than one-for-two and not more than one-for-five at any time prior to December 10, 2009, with the exact ratio to be set at a whole number within this range to be determined by the Board of Directors in its sole discretion. Stockholders voted 108,946,780 shares FOR, 5,511,338 shares AGAINST, and 219,872 shares ABSTAINED on this matter.

iv.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for its 2009 fiscal year. Stockholders voted 113,190,951 shares FOR, 1,187,223 shares AGAINST, and 299,816 shares ABSTAINED on this matter.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 16, 2008	LTX-Credence Corporation

	By:	/s/ Mark J. Gallenberger
Mark J. Gallenberger
Vice President & Chief Financial Officer